Exhibit 99.1

Terreno Realty Corporation Acquires Buildings in Commerce, CA for $52.4 Million

SAN FRANCISCO, May 31, 2012 — Terreno Realty Corporation (NYSE:TRNO) acquired an industrial property located in Commerce, California on May 30, 2012 for a purchase price of approximately $52.4 million.

The property consists of five multi-tenant industrial buildings containing approximately 545,000 square feet. The rail served property is currently 79% leased to 14 tenants. Garfield Business Center is at 3300-3430 Garfield Avenue in the Mid-Counties submarket with direct access to the I-5, I-710 and I-605 expressways via Bandini Boulevard. The estimated stabilized cap rate of the property is 6.0%.

Estimated stabilized cap rates are calculated as annualized cash basis net operating income stabilized to market occupancy (generally 95%) divided by total acquisition cost. Total acquisition cost includes the initial purchase price, the effects of marking assumed debt to market, buyer’s due diligence and closing costs, estimated near-term capital expenditures and leasing costs necessary to achieve stabilization.

Terreno Realty Corporation is an acquirer, owner and operator of industrial real estate located in six major coastal U.S. markets: Los Angeles; Northern New Jersey/New York City; San Francisco Bay Area; Seattle; Miami; and Washington, D.C./Baltimore.

Additional information about Terreno Realty Corporation is available on the company’s web site at www.terreno.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including risks related to our ability to meet our estimated forecasts related to stabilized cap rates and those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our other public filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

W. Blake Baird

Michael A. Coke

415-655-4580